CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Post-Effective Amendment No. 11 to the Registration Statement of the Templeton Funds Retirement Annuity Separate Account on Form N-4 (Registration Nos. 33-11780 and 811-5023) of our reports dated February 10, 1995 on our audits of the financial statements of the Templeton Funds Retirement Annuity Separate Account, which report is included in the Annual Report of Contract Owners of the Templeton Variable Annuity Fund for the year ended December 31, 1994, and the Templeton Funds Annuity Company for the years ended December 31, 1994 and 1993, which are included in the Registration Statement.


                                          /s/COOPERS & LYBRAND LLP

November 29, 1995
Jacksonville, Florida